EXHIBIT 99.1

US Ecology Announces Third Quarter 2019 Results; Adjusts 2019 Guidance for Improved Business Outlook and Two Months of NRCG Ownership

THIRD QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $167.4 million, up 11%
  Base Business growth of 11%; Event Business up 32%
  Field and Industrial Services revenue growth of 2%
  Net income of $13.1 million, or $0.59 per diluted share, down 3%
  Adjusted earnings per diluted share of $0.75, up 6%
  Pro Forma adjusted EBITDA of $41.5 million, up 16%
  Recognized $2.6 million of business interruption proceeds associated with our Idaho facility

BOISE, Idaho, Oct. 30, 2019 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (the “Company,” “US Ecology” or “we”) today reported total revenue of $167.4 million and net income of $13.1 million, or $0.59 per diluted share, for the quarter ended September 30, 2019.  Adjusted earnings per diluted share as defined in Exhibit A of this release, was $0.75 per diluted share in the third quarter of 2019, up from $0.71 per diluted share in the third quarter of 2018.

“Our third quarter results showed strong growth across nearly all verticals, demonstrating the continued momentum in the industrial economy,” commented Chairman and Chief Executive Officer, Jeff Feeler. “This strong performance was led by our Environmental Services segment where we saw 11% growth in Base Business over the third quarter last year, significantly exceeding our expectations. This was compounded by 32% growth in our project based Event Business, the second quarter in a row of such strong year over year comparisons. Our field and industrial services grew 2% over the third quarter last year, which, while benefitting from recent acquisitions, saw limited benefit from larger emergency response activities during the current quarter.”

Total revenue for the third quarter of 2019 was $167.4 million, up 11% from $151.4 million in the same quarter last year and up 7% on an organic basis (excluding the 2018 Dallas/Midland, Winnie and Sarnia acquisitions). Revenue for the Environmental Services (“ES”) segment was up 14% to $122.2 million for the third quarter of 2019 compared to $107.2 million in the third quarter of 2018. This increase consisted of 19% growth in treatment and disposal (“T&D”) revenue, partially offset by a 2% decrease in transportation revenue when compared to the third quarter of 2018. Revenue for the Field and Industrial Services (“FIS”) segment was $45.2 million for the third quarter of 2019, up 2% from $44.2 million in the same quarter last year, reflecting our acquisition of the Dallas and Midland, Texas locations in August of 2018 and our acquisition of the Sarnia, Ontario location in August of 2019.

Gross profit for the third quarter of 2019 was $56.5 million, up 20% from $47.3 million in the same quarter last year. Gross profit for the ES segment was $49.4 million in the third quarter of 2019, up from $39.9 million in the same quarter of 2018. T&D gross margin for the ES segment increased to 47% in the third quarter of 2019 compared to 43% in the third quarter of 2018, in part due to $2.6 million in business interruption insurance recoveries recorded in the third quarter of 2019 related to the Idaho facility.  Gross profit for the FIS segment in the third quarter of 2019 was $7.2 million. This compares to gross profit of $7.4 million in the third quarter of 2018. FIS gross margin was 16% for the third quarter of 2019 compared to 17% in the third quarter of 2018.

Selling, general and administrative (“SG&A”) expense for the third quarter of 2019 was $33.3 million compared with $23.6 million in the same quarter last year. The increase was partially due to $4.0 million in business development expenses primarily associated with the pending merger with NRC Group Holdings Corp. (“NRCG”), increased labor and incentive compensation, increased property taxes, and higher intangible asset amortization related to 2018 acquisitions.

Operating income for the third quarter of 2019 was $23.2 million, up 16% from $20.0 million in the third quarter of 2018.  During the third quarter of 2018, the Company recognized a $3.7 million goodwill and intangible asset impairment charge on its mobile solvent recycling business within our ES segment as a result of declining business and cash flows.

Net interest expense for the third quarter of 2019 was $3.7 million, up from $3.0 million in the third quarter of 2018. The increase was the result of higher outstanding debt levels in the third quarter of 2019 due to the acquisitions completed in 2018 and in 2019.

The Company’s consolidated effective income tax rate for the third quarter of 2019 was 33.0% compared with 20.2% in the third quarter of 2018.  The increase is primarily the result of business development expenses in the third quarter of 2019 that are not deductible for income tax purposes.  Additionally, the effective income tax rate for the third quarter of 2018 was favorably impacted by the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns. Our effective income tax rate for the third quarter of 2019 would have been approximately 28% excluding the business development expenses.

Net income for the third quarter of 2019 was $13.1 million, or $0.59 per diluted share, compared with net income of $13.4 million, or $0.61 per diluted share, in the third quarter of 2018. Adjusted earnings per diluted share was $0.75 per diluted share in the third quarter of 2019 compared with $0.71 per diluted share in the third quarter of 2018.

Adjusted EBITDA for the third quarter of 2019 was $37.4 million, up 5% from $35.6 million in the same quarter last year. Pro Forma adjusted EBITDA, which excludes business development expenses, was $41.5 million in the third quarter of 2019, up 16% from $35.8 million in the third quarter of 2018.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA and Pro Forma adjusted EBITDA are attached as Exhibit A to this release.

YEAR-TO-DATE RESULTS

Total revenue for the first nine months of 2019 was $454.2 million, up 11% from $408.4 million in the first nine months of 2018 and up 7% on an organic basis (excluding the 2018 Dallas/Midland, Winnie and Sarnia acquisitions). Revenue for the ES segment was $327.4 million for the first nine months of 2019, up from $292.6 million in the same period of 2018. This consisted of a 14% increase in T&D revenue and a 4% increase in transportation revenue compared to the first nine months of 2018. Revenue for the FIS segment was $126.9 million for the first nine months of 2019, up 10% from $115.8 million in the same period of 2018, reflecting our acquisition of the Dallas and Midland, Texas locations in the third quarter of 2018 as well as stronger overall market conditions.

Gross profit for the first nine months of 2019 was $141.4 million, up 14% from $124.4 million in the same period last year. Gross profit for the ES segment was $124.0 million in the first nine months of 2019, up from $108.3 million in the first nine months of 2018. ES segment gross profit for the first nine months of 2019 included approximately $4.8 million in business interruption insurance recoveries including $4.1 million of business interruption insurance recoveries related to the Idaho facility.   T&D gross margin for the ES segment was 44% for the first nine months of 2019 compared to 42% for the prior year period.  Gross profit for the FIS segment in the first nine months of 2019 was $17.4 million, up 8% from $16.1 million in the first nine months of 2018.  Gross margin for the FIS segment was 14% in both the first nine months of 2019 and 2018.

SG&A expense for the first nine months of 2019 was $77.7 million compared with $67.0 million in the same period last year.  The increase in SG&A expense was primarily due to $6.7 million of business development expenses associated primarily with the pending merger with NRCG, increased labor and incentive compensation, increased property taxes, and higher intangible asset amortization. Partially offsetting these cost increases were $9.7 million in property insurance recoveries recognized in the first nine months of 2019 related to the Idaho facility accident.

Operating income for the first nine months of 2019 was $63.7 million, up 19% from $53.7 million in the first nine months of 2018. During the third quarter of 2018, the Company recognized a $3.7 million goodwill and intangible asset impairment charge on its mobile solvent recycling business within our ES segment as a result of declining business and cash flows.

Net interest expense for the first nine months of 2019 was $10.9 million, up from $8.7 million in the first nine months of 2018.  The increase was the result of higher outstanding debt levels in the first nine months of 2019 due to the acquisitions completed in 2018 and 2019.

The Company’s consolidated effective income tax rate for the first nine months of 2019 was 30.2%, up from 23.7% for the first nine months of 2018. This increase is primarily due to business development expenses in the first nine months of 2019 that are not deductible for income tax purposes. Additionally, the effective income tax rate for the first nine months of 2018 was favorably impacted by the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns. Our effective income tax rate for the first nine months of 2019 would have been approximately 28% excluding the business development expenses.

Net income for the first nine months of 2019 was $36.6 million, or $1.65 per diluted share, compared to $35.9 million, or $1.63 per diluted share, in the first nine months of 2018. Adjusted earnings per share was $1.64 per diluted share in the first nine months of 2019 compared to $1.67 per diluted share for the first nine months of 2018. Adjusted EBITDA for the first nine months of 2019 was $96.4 million, up 5% from $91.8 million in the same period last year.  Pro Forma adjusted EBITDA, which excludes business development expenses, was up 12% to $103.1 million in the first nine months of 2019 compared with $92.0 million in the first nine months of 2018.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

2019 OUTLOOK

“Business conditions have improved in the first nine months of 2019 compared with our expectations, with strong underlying activity across many industry verticals and service lines,” commented Feeler.  “Our Base Business continues to lead the way, with double digit growth in the third quarter contributing to the 8% increase over the first nine months of 2018.  Event Business growth of over 30% year over year in the last two quarters has been in line with our expectations.  Our Field and Industrial Services segment has benefited from an August 2018 acquisition while our transportation and logistics, small quantity generation and industrial services business lines are generating strong growth, offsetting softness in our total waste management and remediation business lines as well as operating losses while we ramp operations at several newly opened service centers.”

We recognized $4.1 million of business interruption insurance recoveries related to our Idaho facility in the first nine months of 2019 and do not expect additional business interruption insurance recoveries until early 2020.  As previously announced, we anticipate closing our merger with NRCG on November 1, 2019. As a result, we expect NRCG to contribute an estimated $13 million of additional Pro Forma adjusted EBITDA during the final two months of 2019.  Including NRCG, and taking into account continued strength in the underlying business for the remainder of 2019, we expect our Pro Forma Adjusted EBITDA to range between $153 million to $158 million for the full year.  This compares to prior Pro Forma Adjusted EBITDA guidance of $135 million to $145 million.  Adjusted earnings per share is expected to range from $2.12 to $2.26 for the full year, which reflects the dilutive effect of approximately $0.15 per share from equity issued and assumed in connection with the merger.  NRCG’s post-merger impact is expected to be neutral to slightly dilutive on a stand-alone basis to adjusted earnings per share for 2019.  Our previously issued adjusted earnings per share guidance was $2.09 to $2.41 per share.

Revenue for 2019 is now expected to range from $691 million to $713 million and includes estimated revenue from NRCG of $70 million for our two months of ownership. This revised revenue guidance compares to our previous revenue guidance of $583 million to $627 million.

The Company’s guidance excludes property and equipment impairment charges, property insurance recoveries, business development and integration expenses, and foreign currency gains and losses.

The following tables reconcile our projected net income to our Pro Forma adjusted EBITDA guidance range and contemplates the expected contribution from NRCG for two months of ownership following the expected completion of the merger on November 1, 2019:

	Low Guidance Range For the Year Ending December 31, 2019
(in thousands)	US Ecology	NRCG	Consolidated

Net Income (loss)	$50,500	$(13)	$50,487
Income tax expense (benefit)	20,987	(5)	20,982
Interest expense, net	14,750	3,418	18,168
Foreign currency loss	613	-	613
Other income	(450)	-	(450)
Property and equipment impairment charges	25	-	25
Depreciation and amortization of plant and equipment	35,480	4,740	40,220
Amortization of intangible assets	11,600	4,840	16,440
Accretion and non-cash adjustments of closure & post-closure obligations	4,500	20	4,520
Stock-based compensation	4,950	-	4,950
Property insurance recoveries	(9,651)	-	(9,651)
Adjusted EBITDA	$133,304	$13,000	$146,304

Business development expenses	6,696	-	6,696
Pro Forma adjusted EBITDA	$140,000	$13,000	$153,000

	High Guidance Range For the Year Ending December 31, 2019
(in thousands)	US Ecology	NRCG	Consolidated

Net Income (loss)	$54,000	$(13)	$53,987
Income tax expense (benefit)	22,237	(5)	22,232
Interest expense, net	14,750	3,418	18,168
Foreign currency loss	613	-	613
Other income	(450)	-	(450)
Property and equipment impairment charges	25	-	25
Depreciation and amortization of plant and equipment	35,730	4,740	40,470
Amortization of intangible assets	11,600	4,840	16,440
Accretion and non-cash adjustments of closure & post-closure obligations	4,500	20	4,520
Stock-based compensation	4,950	-	4,950
Property insurance recoveries	(9,651)	-	(9,651)
Adjusted EBITDA	$138,304	$13,000	$151,304

Business development expenses	6,696	-	6,696
Pro Forma adjusted EBITDA	$145,000	$13,000	$158,000

The following tables reconcile our projected diluted earnings per share to our projected adjusted diluted earnings per share range and contemplates the expected contribution from NRCG for two months of ownership following the expected completion of the merger on November 1, 2019, as well as the dilutive effect of the additional shares issued:

	Low Guidance Range For the Year Ending December 31, 2019
	US Ecology	NRCG	Consolidated

Earnings per diluted share	$2.13	$(0.00)	$2.13

Adjustments:
Less: Property insurance recoveries	(0.28)	-	(0.28)
Plus: Business development expenses	0.26	-	0.26
Foreign currency loss	0.01	-	0.01

As Adjusted	$2.12	$(0.00)	$2.12

Shares used in earnings per diluted share calculation (1)	23,745	23,745	23,745

	High Guidance Range For the Year Ending December 31, 2019
	US Ecology	NRCG	Consolidated

Earnings per diluted share	$2.27	$(0.00)	$2.27

Adjustments:
Less: Property insurance recoveries	(0.28)	-	(0.28)
Plus: Business development expenses	0.26	-	0.26
Foreign currency loss	0.01	-	0.01

As Adjusted	$2.26	$(0.00)	$2.26

Shares used in earnings per diluted share calculation (1)	23,745	23,745	23,745

(1) Includes approximately 1.5 million additional diluted shares to be issued in conjunction with the NRCG merger expected to close on November 1, 2019, weighted for our two months of ownership in 2019

DIVIDEND

On October 1, 2019, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on October 18, 2019. The $4.0 million dividend was paid on October 25, 2019.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Thursday, October 31, 2019 at 10:00 a.m. Eastern Daylight Time (8:00 a.m. Mountain Daylight Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 800-353-6461 or 334-323-0501. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through November 7, 2019 by calling 888-203-1112 or 719-457-0820 and using the passcode 7673516.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The Company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best—in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

ABOUT NRC GROUP HOLDINGS CORP.

NRC Group Holdings Corp. is a global provider of a wide range of environmental, compliance and waste management services. NRCG’s broad range of capabilities and global reach enable it to meet the critical, and often non-discretionary, needs of more than 5,000 customers across diverse end markets to ensure compliance with environmental, health and safety laws and regulations around the world. NRC Group, a wholly owned subsidiary of NRCG, was established in June 2018 through the combination of two businesses, National Response Corporation and Sprint Energy Services, both previously operating separately under the ownership of investment affiliates of J.F. Lehman & Company. For more information, please visit ir.nrcg.com. No portion of the website referenced in this paragraph is incorporated by reference into or otherwise deemed to be a part of this news release.

FORWARD LOOKING STATEMENTS

Statements in this communication that are not historical facts are forward-looking statements that reflect US Ecology’s and NRCG’s respective management’s current expectations, assumptions and estimates of future performance and economic conditions. These forward-looking statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to, among other things, the anticipated closing of the proposed transaction, the satisfaction of closing conditions to the transaction, the expected benefits of the proposed merger, including estimated synergies, estimates and projections concerning the business and operations, strategic initiatives and value creation plans of the combined companies, the ownership structure of the combined company and the refinancing of NRCG’s existing indebtedness. All statements other than historical facts may be forward-looking statements; words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may”, “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes are used to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of US Ecology or NRCG. Factors that could cause US Ecology’s or NRCG’s actual results to differ materially from those implied in the forward-looking statements include: (1) the risk that the conditions to the closing of the transaction are not satisfied (2) the occurrence of any event, change or other circumstances that either could give rise to the right of one or both of NRCG or US Ecology to terminate the Merger Agreement; (3) litigation relating to the transaction; (4) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (5) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (6) unexpected costs, charges or expenses resulting from the transaction; (7) the ability of NRCG and US Ecology to retain and hire key personnel; (8) competitive responses to the proposed transaction and the impact of competitive services; (9) certain restrictions during the pendency of the mergers that may impact NRCG’s or US Ecology’s ability to pursue certain business opportunities or strategic transaction; (10) the terms and availability of the indebtedness planned to be incurred in connection with the transaction to refinance NRCG’s existing indebtedness; (11) potential adverse changes to business relationships resulting from the announcement or completion of the transaction; (12) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; and (13) legislative, regulatory and economic developments, including changing business conditions in the industries in which NRCG and US Ecology operate. These risks, as well as other risks associated with the proposed transaction, are more fully described in the joint proxy statement/prospectus that was filed with the Securities and Exchange Commission (“SEC”) by US Ecology Parent on September 19, 2019, in connection with the proposed transaction. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this communication, which speak only as of the date made. Neither US Ecology nor NRCG undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance of US Ecology, NRCG or the combined company, whether following the implementation of the proposed transaction or otherwise.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to US Ecology’s and NRCG’s overall business, including those more fully described in US Ecology’s and NRCG’s filings with the SEC.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the transaction, US Ecology Parent, Inc., a wholly-owned subsidiary of US Ecology, has filed with the SEC a Registration Statement on Form S-4 that includes the Joint Proxy Statement of US Ecology and NRCG and a Prospectus of US Ecology Parent, Inc., as well as other relevant documents regarding the transaction.  INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS, REGARDING THE MERGERS AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. A definitive Joint Proxy Statement/Prospectus has been mailed to stockholders of US Ecology and NRCG. A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about US Ecology and NRCG, may be obtained at the SEC’s website, www.sec.gov. You may also obtain these documents, free of charge, by accessing US Ecology’s website at https://investors.usecology.com or by accessing NRCG’s website at ir.nrcg.com.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue
Environmental Services	$122,212	$107,197	$327,389	$292,628
Field & Industrial Services	45,190	44,219	126,852	115,759

Total	167,402	151,416	454,241	408,387

Gross profit
Environmental Services	49,363	39,930	123,999	108,281
Field & Industrial Services	7,177	7,370	17,365	16,138

Total	56,540	47,300	141,364	124,419

Selling, general & administrative expenses
Environmental Services	8,333	5,725	11,748	16,926
Field & Industrial Services	3,756	2,759	10,880	7,470
Corporate	21,240	15,165	55,055	42,641

Total	33,329	23,649	77,683	67,037

Goodwill and intangible asset impairment charges
Environmental Services	-	3,666	-	3,666

Operating income	23,211	19,985	63,681	53,716

Other income (expense):
Interest income	158	34	567	97
Interest expense	(3,891)	(3,066)	(11,509)	(8,782)
Foreign currency loss	(90)	(303)	(613)	(456)
Other	110	177	342	2,493

Total other expense	(3,713)	(3,158)	(11,213)	(6,648)

Income before income taxes	19,498	16,827	52,468	47,068
Income tax expense	6,428	3,400	15,864	11,178

Net income	$13,070	$13,427	$36,604	$35,890

Earnings per share:
Basic	$0.59	$0.61	$1.66	$1.64
Diluted	$0.59	$0.61	$1.65	$1.63

Shares used in earnings
per share calculation:
Basic	22,013	21,928	22,002	21,866
Diluted	22,231	22,099	22,212	22,027

Dividends paid per share	$0.18	$0.18	$0.54	$0.54

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2019	December 31, 2018
Assets

Current Assets:
Cash and cash equivalents	$21,074	$31,969
Receivables, net	155,826	144,690
Prepaid expenses and other current assets	16,014	10,938
Income tax receivable	4,786	7,071
Total current assets	197,700	194,668

Property and equipment, net	273,781	258,443
Operating lease assets	17,496	-
Restricted cash and investments	5,045	4,941
Intangible assets, net	275,983	279,666
Goodwill	219,181	207,177
Other assets	10,963	3,003
Total assets	$1,000,149	$947,898

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$23,162	$17,754
Deferred revenue	12,278	10,451
Accrued liabilities	33,369	35,524
Accrued salaries and benefits	19,469	16,732
Income tax payable	275	505
Short-term borrowings	1,535	-
Current portion of closure and post-closure obligations	2,196	2,266
Current portion of operating lease liabilities	4,914	-
Total current liabilities	97,198	83,232

Long-term debt	354,000	364,000
Long-term closure and post-closure obligations	78,203	76,097
Long-term operating lease liabilities	12,590	-
Other long-term liabilities	3,792	2,146
Deferred income taxes, net	68,399	63,206
Total liabilities	614,182	588,681

Commitments and contingencies

Stockholders’ Equity

Common stock	221	220
Additional paid-in capital	185,940	183,834
Retained earnings	214,013	189,324
Treasury stock	(772)	(370)
Accumulated other comprehensive loss	(13,435)	(13,791)
Total stockholders’ equity	385,967	359,217
Total liabilities and stockholders’ equity	$1,000,149	$947,898

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended September 30,
	2019	2018
Cash Flows From Operating Activities:
Net income	$36,604	$35,890
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization of property and equipment	26,656	20,991
Amortization of intangible assets	8,600	6,925
Accretion of closure and post-closure obligations	3,397	3,242
Property and equipment impairment charges	25	-
Goodwill and intangible asset impairment charges	-	3,666
Unrealized foreign currency (gain) loss	(361)	899
Deferred income taxes	3,873	4,730
Share-based compensation expense	3,713	3,272
Unrecognized tax benefits	(238)	674
Net (gain) loss on disposition of assets	665	(57)
Gain on insurance proceeds from damaged property and equipment	(9,651)	-
Amortization of debt issuance costs	613	607
Changes in assets and liabilities (net of effects of business acquisition):
Receivables	(9,449)	(27,573)
Income tax receivable	2,292	(7,878)
Other assets	(7,206)	(2,355)
Accounts payable and accrued liabilities	1,873	11,218
Deferred revenue	1,770	3,579
Accrued salaries and benefits	2,665	1,576
Income tax payable	(425)	(2,884)
Closure and post-closure obligations	(1,414)	(1,026)
Net cash provided by operating activities	64,002	55,496

Cash Flows From Investing Activities:
Purchases of property and equipment	(38,443)	(25,791)
Business acquisitions, net of cash acquired	(17,851)	(21,253)
Insurance proceeds from damaged property and equipment	10,000	-
Minority interest investment	(7,870)	-
Proceeds from sale of property and equipment	549	307
Purchases of restricted investments	(798)	(673)
Proceeds from sale of restricted investments	751	583
Net cash used in investing activities	(53,662)	(46,827)

Cash Flows From Financing Activities:
Payments on short-term borrowings	(51,018)	-
Proceeds from short-term borrowings	52,553	-
Payments on long-term debt	(30,000)	-
Proceeds from long-term debt	20,000	-
Dividends paid	(11,915)	(11,838)
Payment of equipment financing obligations	(619)	(326)
Proceeds from exercise of stock options	63	2,427
Other	(915)	(314)
Net cash used in financing activities	(21,851)	(10,051)

Effect of foreign exchange rate changes on cash	673	(578)

Decrease increase in Cash and cash equivalents and restricted cash	(10,838)	(1,960)

Cash and cash equivalents and restricted cash at beginning of period	32,753	28,799

Cash and cash equivalents and restricted cash at end of period	$21,915	$26,839

EXHIBIT A
Non-GAAP Results and Reconciliation

US Ecology reports adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share results, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (‘GAAP’) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share are significant components in understanding and assessing financial performance.

Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, Pro Forma adjusted EBITDA and adjusted earnings per diluted share have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements; and
  Pro Forma adjusted EBITDA does not reflect our business development expenses, which may vary significantly quarter to quarter.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before income tax expense/benefit, interest expense, interest income, foreign currency gain/loss, non-cash property and equipment impairment charges, non-cash goodwill and intangible asset impairment charges depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, property insurance recoveries, and other income/expense, which are not considered part of usual business operations.

Pro Forma adjusted EBITDA

The Company defines Pro Forma adjusted EBITDA as adjusted EBITDA (see definition above) plus business development expenses incurred during the period. We believe Pro Forma adjusted EBITDA is helpful in understanding our business and how it relates to our 2019 guidance which does not include business development expenses.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA and Pro Forma adjusted EBITDA for the three and nine months ended September 30, 2019 and 2018:

(in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net Income	$13,070	$13,427	$36,604	$35,890
Income tax expense	6,428	3,400	15,864	11,178
Interest expense	3,891	3,066	11,509	8,782
Interest income	(158)	(34)	(567)	(97)
Foreign currency loss	90	303	613	456
Other income	(110)	(177)	(342)	(2,493)
Property and equipment impairment charges	-	-	25	-
Goodwill and intangible asset impairment charges	-	3,666	-	3,666
Depreciation and amortization of plant and equipment	9,402	7,342	26,656	20,991
Amortization of intangible assets	2,926	2,327	8,600	6,925
Share-based compensation	1,246	1,193	3,713	3,272
Accretion and non-cash adjustments of closure & post-closure obligations	1,139	1,087	3,397	3,242
Property insurance recoveries	(498)	-	(9,651)	-
Adjusted EBITDA	$37,426	$35,600	$96,421	$91,812

Business development expenses	4,025	189	6,696	218
Pro Forma adjusted EBITDA	$41,451	$35,789	$103,117	$92,030

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of business development expenses, the after-tax impact of property insurance recoveries, the after-tax impact of non-cash property and equipment impairment charges, the after-tax impact of non-cash goodwill and intangible asset impairment charges, the after-tax impact of the gain on the issuance of a property easement, the after-tax impact of foreign currency gains or losses and discrete income tax adjustments, divided by the number of diluted shares used in the earnings per share calculation.

Business development expenses excluded from the earnings per diluted share calculation relate to costs incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses. Property and equipment impairment charges excluded from the earnings per diluted share calculation are related to the Company’s write-off of the net book value of damaged or destroyed property and equipment as a result of the accident at our Grand View, Idaho facility in November of 2018 while property insurance recoveries relate to payments received for the insured value of the damaged or destroyed property and equipment as a result of the accident. Goodwill and intangible asset impairment charges excluded from the earnings per diluted share calculation are related to the Company’s assessment of goodwill and intangible assets associated with its mobile recycling business. The easement gain excluded from the earnings per diluted share calculation relates to the issuance of an easement on a small portion of owned land at an operating facility which should not hinder our future use. The foreign currency gains or losses excluded from the earnings per diluted share calculation are partially related to unrealized gains or losses primarily associated with intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/U.S. currency movements from period to period. Foreign currency gains or losses also include realized gains and losses associated with the settlement of transactions denominated in a foreign currency. The discrete income tax adjustments excluded from the earnings per diluted share calculation relate to the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns.

We believe excluding these gains and losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three and nine months ended September 30, 2019 and 2018:

(in thousands, except per share data)	Three Months Ended September 30,
	2019				2018
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$19,498	$(6,428)	$13,070	$0.59	$16,827	$(3,400)	$13,427	$0.61

Adjustments:
Plus: Business development expenses	4,025	(193)	3,832	0.17	189	(51)	138	-
Less: Property insurance recoveries	(498)	164	(334)	(0.01)	-	-	-	-
Plus: Goodwill and intangible asset impairment charges	-	-	-	-	3,666	-	3,666	0.17
Less: Discrete income tax adjustments	-	-	-	-	-	(1,704)	(1,704)	(0.08)
Foreign currency loss (1)	90	(30)	60	-	303	(61)	242	0.01

As Adjusted	$23,115	$(6,487)	$16,628	$0.75	$20,985	$(5,216)	$15,769	$0.71

Shares used in earnings per diluted share calculation			22,231				22,099

(in thousands, except per share data)	Nine Months Ended September 30,
	2019				2018
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$52,468	$(15,864)	$36,604	$1.65	$47,068	$(11,178)	$35,890	$1.63

Adjustments:
Less: Property insurance recoveries	(9,651)	2,918	(6,733)	(0.30)	-	-	-	-
Plus: Business development costs	6,696	(615)	6,081	0.27	218	(59)	159	0.01
Plus: Property and equipment impairment charges	25	-	25	-	-	-	-	-
Plus: Goodwill and intangible asset impairment charges	-	-	-	-	3,666	-	3,666	0.17
Less: TX land easement gain	-	-	-	-	(1,990)	512	(1,478)	(0.07)
Less: Discrete income tax adjustments	-	-	-	-	-	(1,704)	(1,704)	(0.08)
Foreign currency loss(1)	613	(185)	428	0.02	456	(108)	348	0.01

As Adjusted	$50,151	$(13,746)	$36,405	$1.64	$49,418	$(12,537)	$36,881	$1.67

Shares used in earnings per diluted share calculation			22,212				22,027

(1) In the first quarter of 2019, the Company conformed the amount of the foreign currency gains or losses included in the calculation of adjusted earnings per diluted share with the amount of the foreign currency gains or losses included in the calculation of adjusted EBITDA and Pro Forma adjusted EBITDA.  In previous quarters only non-cash translation gains or losses were included in the calculation of adjusted earnings per diluted share while total foreign currency gains or losses were included in the calculation of adjusted EBITDA and Pro Forma adjusted EBITDA.  The calculation of adjusted earnings per diluted share has been updated for all periods presented to include total foreign currency losses, resulting in a $0.01 increase in adjusted earnings per share from what was previously reported in our earnings release for the three months ended September 30, 2018 and no change to adjusted earnings per share from what was previously reported in our earnings release for the nine months ended September 30, 2018.

Contact: Alison Ziegler, Darrow Associates (201) 220-2678
aziegler@darrowir.com   www.usecology.com